EXHIBIT 21.1


                                  SUBSIDIARIES
                                  ------------



Magic Promotion, Inc.
Touring Artists Group, Inc., (Florida)
Touring Artists Group, Inc., (Ohio)
The Space Agency, Inc.
S & S Acquisition Corp.
Performing Arts Management of North Miami, Inc.
Diamond Bullet Merchandising, Inc.
MovieTime Entertainment, Inc.
Magic Promotions International, Inc.